Exhibit 99.1

Audacy Reaches Agreement with a Supermajority of its Debtholders on Balance Sheet Deleveraging Transaction that Will Equitize Over 80% of the Company’s Debt and Establish a Robust Capital Structure to Drive Long-Term Growth

Agreement Enables Audacy to Capitalize on its Strategic Transformation into a Scaled, Leading Multi-Platform Audio Content and Entertainment Company with Distinctive Competitive Advantages

Audacy Commences Prepackaged Chapter 11 Proceedings to Implement the Balance Sheet Restructuring and Reduce Total Debt from Approximately $1.9 Billion to Approximately $350 Million; Operations Will Continue in the Ordinary Course Throughout Restructuring Process

Philadelphia, PA – January 7, 2024 – Audacy, Inc., (OTC: AUDA) (the “Company” or “Audacy”) today announced that it entered into a restructuring support agreement (the “RSA” or the “Agreement”) with a supermajority of its debtholders on the terms of a comprehensive restructuring that will significantly deleverage its balance sheet and further position Audacy for long-term growth. Through the restructuring, Audacy and its debtholders will undertake a deleveraging transaction to equitize approximately $1.6 billion of funded debt, a reduction of 80% from approximately $1.9 billion to approximately $350 million. The Company does not expect any operational impact from the restructuring, and trade and other unsecured creditors will not be impaired.

“Over the past few years, we have strategically transformed Audacy into a leading, scaled multi-platform audio content and entertainment company through our acquisition of CBS Radio and by building leading complementary positions in podcasting, audio networks, live events, digital marketing solutions and our direct-to-consumer streaming platform,” said David J. Field, Chairman, President and CEO of Audacy. “While our transformation has enhanced our competitive position, the perfect storm of sustained macroeconomic challenges over the past four years facing the traditional advertising market has led to a sharp reduction of several billion dollars in cumulative radio ad spending. These market factors have severely impacted our financial condition and necessitated our balance sheet restructuring. With our scaled leadership position, our uniquely differentiated premium audio content and a robust capital structure, we believe Audacy will emerge well positioned to continue its innovation and growth in the dynamic audio business.”

To implement the deleveraging transaction contemplated in the RSA, Audacy and certain of its subsidiaries commenced prepackaged Chapter 11 proceedings in the United States Bankruptcy Court for the Southern District of Texas (the “Court”) on January 7, 2024. In conjunction with the Chapter 11 petitions, Audacy has filed a proposed Plan of Reorganization (the “Plan”) that incorporates the terms of the RSA and is subject to approval by the Court. Under the terms of the RSA, a supermajority of debtholders committed to vote in favor of the Plan, which, when approved, will reduce Audacy’s funded debt from approximately $1.9 billion to approximately $350 million. Audacy’s debtholders will receive equity in reorganized Audacy. Audacy expects that the Court will hold a hearing to consider the approval of the Plan in February and to emerge from bankruptcy once regulatory approval is obtained from the Federal Communications Commission.

The restructuring will enable Audacy to continue its digital transformation and capitalize on its position as a scaled, leading multi-platform audio content and entertainment company differentiated by its exclusive, premium audio content. Audacy operates one of the country’s two scaled radio broadcasting groups, as well as one of the country’s largest podcast studios, the Audacy direct-to-consumer streaming platform and multiple audio networks. Audacy is a major event producer and a digital marketing solutions provider and is the unrivaled leader in local news and sports radio.

Audacy has filed with the Court a series of customary “First Day Motions” to obtain Court authority for the Company to continue operating its business in the ordinary course without disruption to its advertisers, vendors, partners or employees. Audacy expects to operate normally during this restructuring process under its current leadership team.

During the Chapter 11 process, certain of Audacy’s existing lenders have committed to provide $57 million in debtor-in-possession (“DIP”) financing, comprised of $32 million of a new term loan and a $25 million upsize of the Company’s existing accounts receivables financing facility from $75 million to $100 million. Subject to the Court’s approval, the DIP financing and the Company’s cash from operations and available reserves is expected to enable Audacy to fulfill commitments to employees, advertisers, partners and vendors.

Audacy common stock will continue to trade over-the-counter under the symbol “AUDA” through the pendency of the Chapter 11 process. The shares are expected to be canceled and receive no distribution as part of Audacy’s restructuring.

For more information on Audacy’s restructuring, including access to court documents, please visit https://dm.epiq11.com/Audacy or contact Epiq Corporate Restructuring, LLC, the Company’s claims and noticing agent, at (877) 491-3119 (toll free U.S.) / +1(503) 406-4581 (International) or audacy@epiqglobal.com. Additional information is also available at forward.audacyinc.com.

PJT Partners is acting as investment banker, FTI Consulting is acting as financial advisor and Latham & Watkins LLP is acting as legal counsel to Audacy.

Greenhill & Co., LLC is acting as financial advisor and Gibson, Dunn & Crutcher LLP is acting as legal counsel to the DIP financing lenders and the ad hoc group of first lien debtholders.

Evercore Group, LLC is acting as financial advisor and Akin Gump Strauss Hauer & Feld is acting as legal counsel to the ad hoc group of second lien debtholders.

About Audacy

Audacy, Inc. is a leading multi-platform audio content and entertainment company that connects with 200 million consumers. Powered by its exclusive, premium audio content that includes unrivaled leadership positions in news and sports radio, Audacy operates one of the country’s two scaled radio broadcasting groups, a rapidly growing direct-to-consumer digital audio platform, multiple audio networks, a major event business and a leading, award-winning podcast studio. Learn more at www.audacyinc.com, Facebook (Audacy Corp), X (@AudacyCorp), LinkedIn (@Audacy-Inc), Instagram (@lifeataudacy) and Threads (@AudacyCorp). Audacy uses its investor relations website and social media channels to communicate with its investors and the public, including to announce material information.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements about the Company’s ability to successfully navigate the Chapter 11 process and related timing, are based on current expectations and are subject to certain risks and uncertainties, including the expected timing of Court hearings and approval of the Plan, the Company’s ability to manage its business without disruption during the restructuring process, its anticipated future financial or operational results, and its ability to improve its capital structure, expectation for continued innovation and long-term growth after completion of restructuring process. Additional information and key risks applicable to these statements are described in the Company’s reports on Forms 8-K, 10-Q and 10-K and other filings the Company makes with the Securities and Exchange Commission. All of the forward-looking statements in this press release are qualified by these cautionary statements, and actual results or developments may differ materially from those in these forward-looking statements. The Company assumes no obligation to publicly update or revise any forward-looking statements.

Contacts

FGS Global

AudacyMedia@FGSGlobal.com

2